Exhibit 4.1

NII Holdings, Inc.

2015 Incentive Compensation Plan

NII Holdings, Inc.

2015 Incentive Compensation Plan

1.           Purpose of the Plan

The primary purpose of the Plan is to assist the Company in attracting, retaining and motivating Directors, officers and other designated employees of the Company and its Subsidiaries, and to further align their interests with the interests of the Company’s stockholders by increasing their ownership interests in the Company, and/or providing incentives based on the financial performance of the Company and its Subsidiaries.

2.           Definitions

2.1           “1934 Act” means the Securities Exchange Act of 1934, as amended.

2.2           “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. Unless the context requires otherwise, when a specified Person is not referenced, the term “Affiliate” shall refer to Affiliates of the Company and/or its Subsidiaries.

2.3           “Award” means a grant of an Option, Restricted Stock, Restricted Stock Unit or Cash-Based Incentive Award.

2.4           “Award Agreement” means the agreement, letter, notice, certificate or other document which evidences an Award, and specifies the terms and conditions of the Award, including the vesting requirements, Exercise Price, Goals or Performance Goals, exercise and/or distribution provisions, and forfeiture provisions applicable to that Award. The Committee shall determine the form and substance of Award Agreements. It is contemplated, generally, that Award Agreements, other than Cash-Based Incentive Awards, will be in the form of an agreement between the Company and the Participant, and that Award Agreements evidencing Cash-Based Incentive Awards will be in the form of a certificate or other notice from the Company to Participants describing the form, conditions and parameters of the Cash-Based Incentive Award.

2.5           “Board” means the Board of Directors of the Company.

2.6           “Cash-Based Incentive Award” means an Award granted pursuant to Section 9 hereof, that entitles the Participant to receive cash or shares of Common Stock upon the attainment of specified Goals or Performance Goals during a performance period, as determined by the Committee.

2.7           “Cause” shall mean Cause as such term is defined in any employment agreement between the Participant and the Company or its Subsidiaries or Affiliates, or, if there is no such agreement that defines Cause, in an Award Agreement. If no such definition exists, “Cause” shall exist with respect to a Participant if such Participant has: (i) committed an act of fraud, embezzlement, misappropriation or breach of fiduciary duty against the Company, any Subsidiary or any Affiliate, or a felony involving the business, assets, or customers of the Company, any Subsidiary or any Affiliate, or been convicted by a court of competent jurisdiction or pled guilty or nolo contendere to any other felony or other crime involving moral turpitude; (ii) committed a material breach of any confidentiality, non-compete, non-solicitation or business opportunity covenant or obligation owed by the Participant to the Company, any Subsidiary or any Affiliate; (iii) used alcohol or drugs in a manner that materially interferes with the performance of Participant’s duties; (iv) violated material written policies of the Company, any Subsidiary or any Affiliate; (v) engaged in wrongful conduct materially harmful (whether financially, reputationally or otherwise) to the Company, any Subsidiary or any

Affiliate or (vi) failed to perform, or exhibited gross negligence in the performance of, such Participant’s duties to the Company, any Subsidiary or any Affiliate, in each case, after written notice and a 30-day cure period is provided to Participant; provided, that such cure right only applies to the first instance of the conditions described in (iii), (iv), (v) or (vi) above and shall not apply to subsequent instances of the same such conditions; provided, further that no cure right shall exist in respect of the conditions described in (i) and (ii) above. A termination for Cause shall include a determination by the Committee following a termination of service that the conditions described in (i) or (ii) existed during the service period and would have justified a termination by the Company for Cause; provided, that such determination must be made within six months of the termination of service.

2.8           “Change in Control” means the first occurrence of any of the events set forth in any one of the following paragraphs, in each case with the Board of Directors determining by resolution the specific date of the triggering event:

(a)          The Company is merged or consolidated or reorganized into or with another company or other legal entity, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then outstanding securities of such resulting company or entity immediately after such transaction is held directly or indirectly in the aggregate by the holders of voting securities of the Company immediately prior to such transaction, including voting securities issuable upon the exercise or conversion of options, warrants or other securities or rights; or

(b)          The Company sells or otherwise transfers all or substantially all of its assets to another company or other legal entity, and immediately following such sale or other transfer of assets, less than a majority of the combined voting power of the then outstanding securities of such company or other legal entity is held directly or indirectly in the aggregate by the holders of voting securities of the Company immediately prior to such sale or transfer, including voting securities issuable upon exercise or conversion of options, warrants or other securities or rights; or

(c)          Individuals who, as of the effective date of the Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board; provided, that this clause (c) shall only apply to the extent the Common Stock is then listed or traded on a national securities exchange; or

(d)          Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; or

(e)          An acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 50% or more of either the then outstanding shares of the Company (“Outstanding Company Stock”), or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (“Outstanding Company Voting Securities”), excluding, however, the following: (i) any acquisition directly from the Company other than the acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (ii) any acquisition by the Company or any of its Subsidiaries, or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Common Stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

2.9           "Chapter 11 Plan" means the First Amended Joint Plan of Reorganization Proposed by the Plan Debtors and Debtors in Possession and the Official Committee of Unsecured Creditors dated April 20, 2015, as filed on the docket of the bankruptcy case styled In re NII Holdings, Inc, et al., Case No. 14-12611 (SCC), commenced in the U.S. Bankruptcy Court for the Southern District of New York.

2.10         "Chapter 11 Plan Effective Date" shall have the meaning ascribed to such term in the Chapter 11 Plan.

2.11         “Code” means the Internal Revenue Code of 1986, as amended.

2.12         “Committee” means the Compensation Committee of the Board, or such other committee or subcommittee designated by the Board to administer the Plan. The Committee shall have at least two members, and all Committee members shall be both Non-Employee Directors and Outside Directors. The Committee may designate a subcommittee of members of the Committee, and/or officers of the Company, to act on certain matters where such designation is necessary or desirable.

2.13         “Common Stock” means the common stock of the Company.

2.14         “Company” means NII Holdings, Inc.

2.15         "Confirmation Order" shall have the meaning ascribed to such term in the Chapter 11 Plan.

2.16         “Director” means a member of the Board.

2.17         “Employee” means an individual who is employed as an employee by the Company, a Subsidiary or an Affiliate, including a director or an officer who is an employee.

2.18         “Exercise Price” means the exercise price per share of Common Stock of an Option.

2.19         “Fair Market Value” means, on any given date, the closing price of a share of Common Stock on the principal national securities exchange on which the Common Stock is listed or traded on such date or, if Common Stock was not traded on such date, on the last preceding day on which the Common Stock was traded. Alternatively, if the Common Stock is not listed on any securities exchange, the Fair Market Value shall be the value of Common Stock as determined in good faith by the Committee, consistent with applicable legal requirements (including, if applicable, the requirements of Code Section 409A).

2.20         “Goal” means any objective measure or target selected by the Committee, including, but not limited to, any measure or target based upon one or more of the criteria listed in Appendix “A” attached hereto, that must be met by the time and in the manner specified by the Committee. Goals may be based on Company-wide performance or other performance levels, such as performance of a Subsidiary, Affiliate or business unit. Goals may be defined in absolute terms or measured relative to other companies or against a predefined index. Additionally, Goals may be expressed as a percentage change or in absolute value terms, or in combination or in relationship to one another. Goals may be adjusted by the Committee.

2.21         “Incentive Stock Option” means an Option which is designated as, and is intended to meet the requirements of, an incentive stock option as defined in Code Section 422.

2.22         “Material Business Event” means the Company (i) effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or (ii) engages in a transaction to which Code Section 424(a) applies.

2.23         “Named Executive Officer” means a Participant who is one of the group of “covered employees,” as defined in the regulations promulgated under Code Section 162(m).

2.24          “Non-Employee Director” means a member of the Board who meets the definition of a “non-employee director” under Rule 16b-3(b)(3) promulgated by the Securities and Exchange Commission under the 1934 Act.

2.25         “Non-Qualified Option” means an Option that is not intended to be, and/or does not meet the requirements of, an Incentive Stock Option.

2.26         “Option” means any stock option granted from time to time under Section 6 of this Plan. Options granted under the Plan may be Non-Qualified Options or Incentive Stock Options, as determined by the Committee.

2.27         “Outside Director” means a member of the Board who meets the definition of an “outside director” under Treasury Regulation § 1.162-27(e)(3).

2.28         “Participant” means an eligible individual to whom an Award is granted.

2.29         “Performance Goal” means an objective goal subject to the provisions of Code Section 162(m) that must be met by the time and in the manner specified by the Committee based upon one or more of the criteria listed on Appendix “A” attached hereto and made a part hereof. Performance Goals may be based on Company-wide performance or other performance levels, such as performance of a Subsidiary, Affiliate or business unit. Performance Goals may be defined in absolute terms or measured relative to other companies or against a predefined index. Additionally, Performance Goals may be expressed as a percentage change or in absolute value terms, or in combination or in relationship to one another. Performance Goals may be adjusted to account for Material Business Events as the Committee deems appropriate and equitable, except where such action would result in the loss of the otherwise available exemption of the award under Code Section 162(m).

2.30         “Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof; provided that the term “Person” does not include the Company or any affiliate of the Company, and the term Person does not include any employee-benefit plan maintained by the Company or any affiliate of the Company, or any person or entity organized, appointed, or established by the Company or any affiliate of the Company for or pursuant to the terms of any such employee-benefit plan, unless the Committee determines that such an employee-benefit plan or such person or entity is a “Person”.

2.31         “Plan” means the NII Holdings, Inc. 2015 Incentive Compensation Plan herein set forth, as amended from time to time.

2.32         “Plan Year” means the twelve-month period ending December 31st, each calendar year, provided that the plan year for the first year shall be less than twelve months.

2.33         “Restricted Stock” means an Award of Common Stock granted pursuant to Section 7 hereof, subject to such conditions and criteria as the Committee may determine.

2.34         “Restricted Stock Units” means an Award granted pursuant to Section 8 hereof, in the amount determined by the Committee, stated with reference to a specified number of shares of Common Stock, that entitles the Participant to receive shares of Common Stock or cash for each Restricted Stock Unit equal to the Fair Market Value of a share of Common Stock on the date of payment, upon the lapse of a Restriction Period and/or subject to such other conditions and criteria as the Committee may determine.

2.35         “Restriction Period” means the period during which an Award is subject to forfeiture. A Restriction Period shall not lapse until all conditions, imposed under this Plan or under the applicable Award Agreement, have been satisfied.

2.36         “Subsidiary” means, with respect to the Company, any corporation, partnership, association, limited liability company or other business entity of which (i) if a corporation, a majority of the overall economic equity or a majority of the total voting power of shares of stock entitled (regardless of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more of the other Subsidiaries of the Company or a combination thereof; or (ii) if a partnership, association, limited liability company or other business entity, a majority partnership or other similar ownership interest thereof is, at the time, owned or controlled, directly or indirectly, through a majority of the overall economic interest or a majority of the total voting power by the Company or one or more of the other Subsidiaries of the Company or a combination thereof.

2.37         “Ten Percent Stockholder” means a Person who, on any given date, owns, either directly or indirectly (taking into account the attribution rules contained in Code Section 424(d)), shares possessing 10% or more of the total combined voting power of all classes of shares of the Company or a Subsidiary.

2.38         “Termination Date” means the day on which a Participant’s employment or service with the Company and its Subsidiaries and Affiliates terminates or is terminated. If an Award is intended or required to comply with Code Section 409A, the term “Termination Date” shall, with respect to such Award, mean “separation from service” as defined in Code Section 409A and the regulations promulgated thereunder.

3.           Eligibility

3.1           Any Director or any Employee of the Company, its Subsidiaries or Affiliates is eligible to participate in this Plan. The Committee shall determine, in its sole discretion, the eligible Persons to whom Awards shall be made. The mere status of an individual as an Employee or Director shall not entitle such individual to an Award hereunder; all Awards hereunder must be approved by the Committee as provided for herein.

4.           Administration and Implementation of Plan

4.1           The Plan shall be administered by the Committee, which shall have full power to interpret and administer the Plan and full authority to take, or cause to be taken, any and all action which it deems necessary to implement, carry out and administer the Plan, including without limitation: (a) selecting the eligible Persons to whom Awards will be granted;

(b) determining the amount and type of Awards to be granted to each Participant; (c) determining the terms and conditions of all Awards; and (d) determining and interpreting the terms of Award Agreements. Additionally, the Committee may impose restrictions, including without limitation, confidentiality, non-compete, non-recruitment and non-solicitation restrictions, as well as the attainment of Goals or Performance Goals, on the grant, vesting, exercise and/or payment of any Award, as the Committee determines to be appropriate.

4.2           The Committee shall have the power to adopt procedures for carrying out the Plan and to change such procedures as it shall, from time to time, deem advisable. Any interpretation by the Committee of the terms and provisions of the Plan and/or any Award Agreement and the administration thereof, and all actions taken by the Committee, shall be final and binding on all Participants, and any Person claiming any rights through a Participant. Each Participant shall, as a condition to the Participant’s participation hereunder, take whatever actions and execute whatever documents the Committee may, in its reasonable judgment, deem necessary or advisable in order to carry out or effect the obligations or restrictions imposed on the Participant pursuant to the provisions of this Plan and/or an Award Agreement.

4.3           The Committee may (but is not required to) condition the vesting, exercise and/or payment of any Award or the lapse of any Restriction Period (or any combination thereof) upon the achievement of one or more Goals or Performance Goals established by the Committee. The Committee shall have discretion to determine the specific targets and parameters with respect to each category of Goals or Performance Goals relative to any Award. Performance Goals for Awards to Named Executive Officers shall be established not later than ninety (90) days after the beginning of the applicable performance period (or at such other date as may be required or permitted for “performance-based” compensation under Code Section 162(m)), and shall otherwise meet the requirements of Code Section 162(m), including the requirement that the outcome of the Performance Goals be substantially uncertain at the time established, and that the attainment of the Performance Goals be certified in writing by the Committee prior to paying the Award.

4.4           To the extent applicable law so permits, the Committee, in its discretion, may delegate to one or more officers of the Company all or part of the Committee’s authority and duties with respect to Awards to be granted to individuals who are not Named Executive Officers or other officers, Directors or more than 10% beneficial owners of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as determined by the Committee in accordance with Section 16 of the Securities Exchange Act of 1934. The Committee may revoke or amend the terms of any such delegation at any time, but such action shall not invalidate any prior actions of the Committee’s delegate(s) that were consistent with the terms of the Plan and the Committee’s prior delegation. Notwithstanding any other provision of this Plan, all Awards, including applicable Performance Goals, of Named Executive Officers or other officers, Directors or more than 10% beneficial owners of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as determined by the Committee in accordance with Section 16 of the Securities Exchange Act of 1934, shall be determined and approved by the Committee.

4.5           Notwithstanding any other provision of the Plan to the contrary, no vesting date of any Award granted under the Plan to a Participant (but excluding Awards to Non-Employee Directors and those made within six months of the effective date of the Plan) shall be less than one year following the date the Award is granted; provided, however, that (i) the Committee, in its sole discretion, may determine that, on an ad hoc basis, Awards may be granted under the Plan without regard to the foregoing minimum vesting provisions in order to achieve a specified business objective, such as an inducement to a new hire or a retention award to a key employee or group of key employees; (ii) Awards may be granted to certain Participants under the Plan without regard to the foregoing minimum vesting provisions (x) if such Participant is subject to laws and/or regulations imposing certain requirements or restrictions on the remuneration of such individual or (y) in order to conform with local laws applicable to such Award; and (iii) nothing in this Section 4.5 shall preclude the Committee from taking action, in its sole discretion, to accelerate the vesting of any Award upon circumstances it deems appropriate, including, without limitation, upon or following a Change in Control or the Participant’s death, disability, retirement or involuntary termination.

5.           Shares Subject to the Plan

5.1           Subject to adjustment as provided in Section 10 hereof, the total number of shares of Common Stock authorized and available for Awards under the Plan shall be 5,263,158 (all of which may be issued as Incentive Stock Options). Awards granted under the Plan that are settled in cash, in whole or in part, shall not count against the total number of shares of Common Stock available for Awards under the Plan to the extent of such cash settlement. Subject to adjustment as provided in Section 10 hereof and the other share counting rules in the Plan, the total number of shares of Common Stock available for Awards under the Plan will be reduced by (a) one share of Common Stock for every one share of Common Stock subject to an Option granted under this Plan, and (b) 1.5 shares of Common Stock for every one share of Common Stock subject to an Award other than an Option granted under this Plan.

5.2          The following limits (each, an “Annual Award Limit”, and collectively, “Annual Award Limits”) shall, subject to adjustment as provided in Section 10, apply to grants of Awards under this Plan:

(a)          Options: The maximum aggregate number of shares of Common Stock subject to Options which may be granted in any one Plan Year to any one Participant shall be 1,000,000. All such Options may be issued as Incentive Stock Options.

(b)          Restricted Stock: The maximum aggregate number of shares of Common Stock subject to Awards of Restricted Stock that are intended to qualify as “qualified performance-based compensation” under Code Section 162(m) which may be granted in any one Plan Year to any one Participant shall be 500,000.

(c)          Restricted Stock Units: The maximum aggregate number of shares of Common Stock subject to Restricted Stock Units that are intended to qualify as “qualified performance-based compensation” under Code Section 162(m) which may be granted in any one Plan Year to any one Participant shall be 500,000 shares of Common Stock.

(d)          Cash-Based Incentive Awards: The maximum aggregate Cash-Based Incentive Award cash payments that are intended to qualify as “qualified performance-based compensation” under Code Section 162(m) that may be made in any one Plan Year to any one Participant shall be $3,000,000.

5.3          (a)          Shares of Common Stock covered by an Award shall be removed from the Plan share reserve as of the date of grant (except in the case of Awards payable in either stock or cash, which shares of Common Stock will not be removed from the Plan share reserve until payment), and the following shares of Common Stock may not again be made available for issuance as Awards under the Plan: (i) shares of Common Stock not issued or delivered as a result of the net settlement of an outstanding Option; (ii) shares of Common Stock used to pay the Exercise Price or withholding taxes related to an outstanding Option; and (iii) shares of Common Stock repurchased on the open market with the proceeds of Option Exercise Price.

(b)          To the extent that an Award is canceled, terminates, expires, is forfeited or otherwise lapses for any reason, including the non-attainment of Goals or Performance Goals, any shares of Common Stock subject to the Award will again, to the extent of such cancellation, termination, expiration, forfeiture or lapse, be available for issuance pursuant to Awards granted under the Plan.

(c)          To the extent that an Award is not an Option, shares of Common Stock withheld by the Company or otherwise used to satisfy the payment of withholding taxes relating to such outstanding Award will again be available for issuance as Awards granted under the Plan on and after the date the Plan becomes effective as provided in Section 13.1 through the day prior to the 10-year anniversary of the effective date of the Plan.

(d)          Substitute Awards granted pursuant to Section 11 of the Plan shall not count against the shares of Common Stock otherwise available for issuance under the Plan or any Annual Award Limits.

5.4           It is intended generally that Awards granted under this Plan shall not constitute “non-qualified deferred compensation” as defined under Code Section 409A. If, however, any Award is, or becomes, subject to any of the requirements of Code Section 409A, such Award, and the applicable Award Agreement, shall be interpreted and administered to be consistent with such requirements (including any required six-month delay on payments to

“specified employees”), and the Committee shall be entitled, on a unilateral basis, to amend, reform, interpret and administer this Plan, such Award and such Award Agreement accordingly.

6.          Options

Options shall be subject to the following terms and conditions:

6.1           Each Option shall be evidenced by an Award Agreement. Such Award Agreement shall conform to the requirements of the Plan, and may contain such other provisions as the Committee shall deem advisable, including without limitation, the number of shares of Common Stock underlying the Option, the type of the Option, the Exercise Price, any applicable Goals or Performance Goals, and forfeiture provisions (including forfeitures and exercise rights following the Participant’s Termination Date). The terms of Option Awards need not be uniform among all such Awards granted hereunder.

6.2           The Exercise Price of an Option shall be determined by the Committee; however, the Exercise Price per share shall not be less than the Fair Market Value of a share of Common Stock underlying such Option on the date of grant. In the case of any Incentive Stock Option granted to a Ten Percent Stockholder, the Exercise Price per share shall not be less than 110% of the Fair Market Value of a share of Common Stock on the date of grant.

6.3           Award Agreements evidencing Options shall specify when and under what terms and conditions an Option shall become vested and may be exercisable, which may include the attainment of specified Goals or Performance Goals. The term of an Option shall in no event be greater than ten years (five years in the case of an Incentive Stock Option granted to a Ten Percent Stockholder). The Option shall also expire, be forfeited and terminate at such times and in such circumstances as otherwise provided hereunder and/or under the applicable Award Agreement.

6.4           Incentive Stock Options may only be granted to Employees of the Company or a Subsidiary (provided, however, that solely for this purpose, grants of Incentive Stock Options to an employee of a Subsidiary may only be made if the Company controls at least a majority of the total voting power of such Subsidiary, as determined in accordance with Code Section 424 and the regulations thereunder). Incentive Stock Options shall not be granted to any nonresident alien in return for services performed outside of the United States. Any Incentive Stock Options, which first become exercisable in any one calendar year that are in excess of the $100,000 statutory limit shall be treated as Non-Qualified Stock Options, with respect only to such excess. Participants shall notify the Company of any sale or other disposition of shares of Common Stock acquired pursuant to an Incentive Stock Option if such sale or disposition occurs (i) within two years of the grant of an Incentive Stock Option or (ii) within one year of the issuance of shares of Common Stock to the Participant upon the exercise of an Incentive Stock Option. Such notice shall be in writing and directed to the Secretary of the Company, or such Secretary’s designee. The Company shall not be liable to any Participant or any other person if the Internal Revenue Service or any court or other authority having jurisdiction over such matter determines for any reason that an Option intended to be an Incentive Stock Option does not qualify as an Incentive Stock Option.

6.5           The total number of shares of Common Stock subject to an Option may, but need not, vest and become exercisable in periodic installments, which installments may, but need not, be equal. An Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance, the attainment of Goals or Performance Goals, or other criteria) as the Committee may deem appropriate. The vesting provisions of individual Options, as provided in the Award Agreement, may vary. The Committee may, in its sole discretion, accelerate the vesting and exercisability of Options.

6.6          The Participant shall not have any rights as a stockholder (including no rights to dividends or other distributions) with respect to any shares of Common Stock underlying an Option until such time as the Option has been exercised and the shares of Common Stock have been so issued.

6.7          Subject to vesting and other restrictions provided for hereunder or in an Award Agreement, an Option may be exercised, and payment of the Exercise Price made, by a Participant (or, where appropriate, a permitted transferee of the Participant) only by notice (in the form prescribed by the Committee) to the Company specifying the number of shares of Common Stock to be purchased.

6.8          The aggregate Exercise Price and any related taxes shall be paid in full upon the exercise of the Option. Payment must be made by one of the following methods:

(a)          cash or a certified or bank cashier’s check;

(b)          if approved by the Committee in its sole discretion, shares of Common Stock previously owned and held for such period of time as necessary to avoid a charge for financial accounting purposes and having an aggregate Fair Market Value on the day prior to the date of exercise equal to the aggregate Exercise Price;

(c)          a broker assisted cashless exercise methodology approved by the Committee; or

(d)          any combination of such methods of payment or any other legal method acceptable to the Committee in its discretion.

7.           Restricted Stock

An Award of Restricted Stock shall be subject to the following terms and conditions:

7.1           Each Award of Restricted Stock shall be evidenced by an Award Agreement. Such Award Agreement shall conform to the requirements of the Plan, may contain such terms, conditions and provisions as the Committee shall deem advisable including, without limitation, any applicable Restriction Period, any applicable Goals or Performance Goals, forfeiture provisions (including forfeiture following the Participant’s Termination Date), and the price, if any, to be paid by the Participant for each share of Common Stock subject to the Award. Such terms and conditions need not be uniform among all Awards.

7.2           Unless the Committee determines otherwise and as provided in the applicable Award Agreement, during the Restriction Period, the Participant shall have (i) the right to vote the shares of Restricted Stock and, (ii) unless the Restricted Stock Award includes Goals or Performance Goals, the right to receive the Participant’s allocable share of any cash dividends declared and paid by the Company on its Common Stock. Should the Restricted Stock Award be subject to Goals or Performance Goals, the Committee may, in its discretion and to the extent the Company pays dividends on the Common Stock during the Restriction Period, determine that the Participant may be credited with dividend equivalent units equal in value to the amount of dividends the Participant would have received had he/she owned the target number of shares of Common Stock underlying the Award.  Such dividend equivalent units, if so determined by the Committee, shall be accumulated but shall not be paid during the Restriction Period and, if all applicable conditions are satisfied and the restrictions imposed under the Award lapse, shall be paid to the Participant in cash, or shares of Common Stock of equal value, as soon as reasonably practical following the expiration of the Restriction Period and, in any event, no later than the fifteenth (15th) day of the third (3rd) month following the end of the year during which the Restriction Period ends.

7.3          The Committee may (but shall not be required to) condition the payment of an Award of Restricted Stock upon the Participant’s continued service over a period of time with the Company, its Subsidiaries or its Affiliates, or satisfaction of Goals or Performance Goals as specified in the Award Agreement. If the specified conditions are not attained, the Participant shall forfeit the Award, or portion of the Award with respect to which those conditions are not attained, and the underlying Common Stock shall be forfeited.

7.4          Upon the expiration of the Restriction Period, if all applicable conditions have been satisfied, the restrictions imposed under the Award shall lapse with respect to the applicable number of shares of Restricted Stock as determined by the Committee. The Committee may, in its sole discretion, accelerate the vesting of Restricted Stock.

7.5          If applicable, the purchase price per share of Common Stock acquired pursuant to the Award of Restricted Stock and any related taxes shall be paid in one of the following ways:

(a)          in cash at the time of purchase;

(b)          at the discretion of the Committee, and to the extent legally permissible, according to a deferred payment or other similar arrangement with the Participant;

(c)          at the discretion of the Committee, by services rendered or to be rendered to the Company;

(d)          through net settlement, or

(e)          in any other form of legal consideration that may be legally permissible and acceptable to the Committee in its sole discretion.

8.           Restricted Stock Units

An Award of Restricted Stock Units shall be subject to the following terms and conditions:

8.1           Each Award of a Restricted Stock Unit shall be evidenced by an Award Agreement. Such Award Agreement shall conform to the requirements of the Plan and may contain such other provisions as the Committee shall deem advisable, including, without limitation, the applicable Restriction Period, any applicable Goals or Performance Goals, forfeiture provisions (including forfeiture following the Participant’s Termination Date) and payment provisions. Such terms and conditions need not be uniform among all Awards.

8.2           During the Restriction Period the Participant shall not be entitled to exercise voting rights with respect to shares of Common Stock underlying the Award.

8.3           At the time the Restricted Stock Unit is granted, the Committee may, in its discretion and to the extent the Company pays dividends on the Common Stock during the Restriction Period, determine that the Participant may be credited with dividend equivalent units equal in value to the amount of dividends the Participant would have received had he/she owned the target number of shares of Common Stock underlying the Award. Such dividend equivalent units, if so determined by the Committee, shall be accumulated but shall not be paid during the Restriction Period and if all applicable conditions are satisfied and the Award is distributed in accordance with Section 8.5 below, shall be paid to the Participant in cash, or shares of Common Stock of equal value, as soon as reasonably practical following the expiration of the Restriction Period and, in any event, no later than the fifteenth (15th) day of the third (3rd) month following the end of the year during which the Restriction Period ends.

8.4           The Committee may condition the expiration of the Restriction Period with respect to a grant of Restricted Stock Units upon the Participant’s continued service over a period of time with the Company, its Subsidiaries or Affiliates, or satisfaction of Goals or Performance Goals as specified in the Award Agreement. If the specified conditions are not attained, the Participant shall forfeit the portion of the Award with respect to which those conditions are not attained, and the underlying Common Stock and Award, including dividend equivalent units, if any, shall be forfeited.

8.5           Upon the expiration of the Restriction Period, if all applicable conditions have been satisfied, the Participant shall be entitled to receive a share of Common Stock for each share underlying the Restricted Stock Unit Award that is then free from restriction, or cash equal to the Fair Market Value of such shares of Common Stock on the date the Restriction Period expires, and such shares or cash shall be delivered to the Participant (or, where appropriate, the Participant's legal representative) as soon as reasonably practical thereafter, and, in any event, no later than the fifteenth (15th) day of the third (3rd) month following the end of the year during which the Restriction Period ends. The Committee may, in its sole discretion, accelerate the vesting of Restricted Stock Units.

9.           Cash-Based Incentive Awards

A Cash-Based Incentive Award shall be subject to the following terms and conditions:

9.1           Each Cash-Based Incentive Award shall be evidenced by an Award Agreement or Committee resolutions, if the Cash-Based Incentive Award is to be settled solely in cash. Such Award Agreements or Committee resolutions shall conform to the requirements of the Plan and may contain such other provisions as the Committee shall deem advisable.

9.2           The applicable Award Agreement or Committee resolutions shall set forth the Goals or Performance Goals and/or continued employment requirements that must be satisfied in order for the Participant to receive payment under the Cash-Based Incentive

Award. If the specified conditions are not attained, the Participant shall forfeit the Award, or the portion of the Award with respect to which those conditions are not attained, and the underlying Common Stock, if any.

9.3           The Participant shall not have any rights as a stockholder with respect to a Cash-Based Incentive Award until such time as the Cash-Based Incentive Award has been earned and settled, provided that such settlement is made in shares of Common Stock.

9.4           The Award Agreement shall specify the form of payment under a Cash-Based Incentive Award, which may be in cash, by the issuance of shares of Common Stock, or by a combination thereof.

9.5           If and to the extent the applicable conditions are satisfied during the applicable performance period, the Company shall distribute the Award to the Participant as soon as reasonably practical following the expiration of the applicable performance period, and, in any event, no later than the fifteenth (15th) day of the third (3rd) month following the expiration of the performance period.

10.         Adjustments upon Changes in Capitalization

10.1        In the event of a Material Business Event, the Committee, in its sole discretion, in order to prevent dilution or enlargement of Participants’ rights under this Plan, may substitute or adjust, as applicable:

(a)          the number and/or kind of shares that may be issued under this Plan or under particular types of Awards;

(b)          the number and/or kind of shares subject to outstanding Awards;

(c)          the Exercise Price or other economic terms of any outstanding Awards;

(d)          the Annual Award Limits;

(e)          the amount and/or type of payment to be received under Awards; and

(f)          any other value determinations applicable to outstanding Awards.

10.2        Additionally, upon the occurrence of a Material Business Event, the Committee, in its sole discretion, may make appropriate adjustments or modifications in the terms and conditions of any outstanding Awards under this Plan, including, but not limited to, modifications and accelerations of vesting provisions, Performance Goals and Restriction Periods.

10.3        The determination of the occurrence of a Material Business Event, as well as any appropriate adjustments or modifications shall be made in the sole discretion of the Committee, and its determinations shall be conclusive and binding on all interested parties, including Participants under this Plan. Notwithstanding the foregoing, the Committee shall not make any adjustments or modifications to an Award where such action would result in the loss of an otherwise available exemption of the Award under Code Section 162(m).

11.          Substitute Awards

11.1         The Committee may grant Awards under the Plan in substitution for stock-based awards held by employees of another entity who become employees of the Company, a Subsidiary or an Affiliate as a result of a merger or consolidation of the former employing entity with the Company, a Subsidiary or an Affiliate, or the acquisition by the Company, a Subsidiary or an Affiliate of property or stock of the former employing corporation. The Committee may direct that the substitute Awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

12.          Change in Control

12.1         Unless an outstanding Award is assumed, replaced or converted to an equivalent award by the continuing entity (a “Replacement Award”), or as otherwise determined by the Committee, upon a Change in Control (i) each outstanding Award of Restricted Stock or Restricted Stock Units shall be fully vested, except that any Awards of Restricted Stock or Restricted Stock Units that are subject to Goals or Performance Goals shall vest at the target level, (ii) each outstanding Award of Options shall be fully exercisable (in whole or in part at the discretion of the holder), except that any Awards of Options that are subject to Goals or Performance Goals shall become exercisable at the target level, and (iii) each outstanding Cash-Based Incentive Award shall be earned pro-rata based on the fraction (using the nearest whole months) of the performance period that has elapsed from the beginning of the performance period until the Change in Control and assuming achievement of Goals and Performance Goals at the target level (if applicable). Any Replacement Award shall be fully exercisable, vested or earned (except that Replacement Awards subject to Goals or Performance Goals or other performance goals shall be exercisable, vested or earned at the target level) if, within twelve (12) months after a Change in Control, (a) the Participant’s employment or other service with the Company (or other Affiliate to which the Participant provides services) is terminated by the Company or such Affiliate without Cause and not in the circumstances described in the following sentence, or (b) the Participant voluntarily terminates his or her service with the Company or such Affiliate for Good Reason (if applicable). Notwithstanding the preceding sentence, the exercisability, vesting or payment of such Replacement Award shall not be accelerated or enhanced (as contemplated in the preceding sentence) if the Participant’s employment or services with the Company or an Affiliate is terminated within twelve (12) months after a Change in Control for Cause or because (i) of the Participant’s retirement or voluntary withdrawal from employment, other than for Good Reason; (ii) of the Participant’s death; (iii) the Participant becomes permanently disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long-term disability plan in effect for, or applicable to, the Participant; (iv) of the Participant’s failure to return to work after a temporary lay-off; or (v) of the Participant’s withdrawal or loss of employment due to personal leave, other than for Good Reason. To the extent applicable, any such Replacement Awards shall satisfy the substitution requirements of Code Section 409A and the Incentive Stock Option rules. An Option that becomes exercisable pursuant to this Section shall remain exercisable thereafter in accordance with the terms of the Award Agreement.

12.2         In connection with a Change in Control, the Committee may in its sole discretion provide that such Awards and all rights thereunder (after applying the provisions of Section 12.1) shall terminate on the Change in Control and each Participant shall receive, in exchange therefor, a cash payment as described below; provided that if the calculations below do not amount to a positive cash payment, all rights under such Award shall terminate without payment in any event. In the case of Options such cash payment shall equal the amount (if any) by which (A) the per share consideration to be paid for each outstanding share of Common Stock in (or other applicable per share value) the Change in Control multiplied by the number of shares subject to such outstanding Options, exceeds (B) the aggregate Exercise Price of such Options. In the case of Restricted Stock and Restricted Stock Units, the cash payment shall be based on the value of the underlying Common Stock (calculated as the per share consideration to be paid for each outstanding share of Common Stock in (or other applicable per share value) the Change in Control).

12.3        Notwithstanding the foregoing, the time for payment for an Award shall not be accelerated under this Section to the extent such acceleration would be contrary to the payment timing or other rules under Code Section 409A.

12.4        The following defined terms shall apply for purposes of Sections 12.1 through 12.4:

(a)          “Base Salary” means with respect to each Participant, the annual base salary or retainer, exclusive of any bonus, special pay (including any retention pay) or other benefits he or she may receive, but without giving effect to any salary reductions authorized by the Participant under any qualified or non-qualified deferred compensation plan of the Company or an Affiliate, in effect (i) on the date immediately preceding the date of the relevant Change in Control or (ii) on the date of the Participant’s termination of employment or services with the Company or an Affiliate, whichever is the highest.

(b)          “Good Reason” shall mean Good Reason as such term is defined in any employment agreement between the Participant and the Company or its Subsidiaries or Affiliates, or, if there is no such agreement that defines Good Reason, in an Award Agreement. If no such definition exists, “Good Reason” shall mean, with respect to any Participant (i) any material and adverse change in or reduction of the Participant’s duties and responsibilities, as compared in each case to the corresponding circumstances in place on the date immediately preceding the first occurrence of a Change in Control (the “Reference Date”); (ii) a relocation of the principal work location at which the Participant is based on the Reference Date that would increase such Participant’s one way travel by more than forty (40) miles; or (iii) a material reduction in Base Salary or Target Bonus not agreed to by the Participant.

(c)          “Target Bonus” means the amount obtained by multiplying the Participant’s target bonus percentage as established and in effect for the Participant (i) on the Reference Date, or (ii) on the date of the Participant’s termination of employment or services with the Company or an Affiliate, whichever is higher, by the Participant’s Base Salary.

13.          Effective Date, Termination and Amendment

13.1         The Plan has been authorized for adoption and implementation by the Board on or promptly after the Chapter 11 Plan Effective Date pursuant to the Chapter 11 Plan and the Confirmation Order and shall become effective upon the Chapter 11 Plan Effective Date. The Plan shall remain in full force and effect until the earlier of June 25, 2025 (ten years following the effective date of the Plan), or the date it is terminated by the Board. The Plan shall be deemed to have satisfied the stockholder approval requirements in accordance with Section 16 of the Securities Exchange Act of 1934 and Code Section 162(m).

13.2         The Committee shall have the power to amend, suspend or terminate the Plan at any time, provided that any such termination of the Plan shall not affect Awards outstanding under the Plan at the time of termination. Notwithstanding the foregoing, an amendment will be contingent on approval of the Company’s stockholders, to the extent required by law or by the rules of any stock exchange on which the Company’s securities are traded.

13.3         Subject to the limitations set forth in this Plan, including in Section 15.2, the Committee may amend any outstanding Award in whole or in part from time to time. Any such amendment which the Committee determines, in its sole discretion, to be necessary or appropriate to conform the Award to, or otherwise satisfy, any legal requirement (including without limitation the provisions of Code Sections 162(m) or 409A or the regulations or rulings promulgated thereunder), may be made retroactively or prospectively and without the approval or consent of the Participant. Additionally, the Committee may, without the approval or consent of the Participant, make adjustments in the terms and conditions of an Award in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company in order to prevent the dilution or enlargement of the benefits intended to be made available pursuant to the Award. Other amendments or adjustments to Awards not expressly contemplated in the two preceding sentences may be made by the Committee with the consent of the affected Participant(s).

14.          Transferability

Awards may not be pledged, assigned or transferred for any reason during the Participant's lifetime, and any attempt to do so shall be void. Notwithstanding the generality of the foregoing, if the Award Agreement provides, an Award (other than Incentive Stock Options) may be transferred by a Participant to the Participant’s children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners, on such terms and conditions as may be permitted under Securities Exchange Commission Rule 16b-3 as in effect from time to time. Any transferee of a Participant shall, in all cases, be subject to the Plan and the provisions of the Award Agreement between the Company and the Participant; provided, however, that such transferee may not transfer the Award except by will or the laws of descent and distribution.

15.          General Provisions

15.1         The Committee may postpone any grant, exercise, vesting or payment of an Award for such time as the Committee in its sole discretion may deem necessary in order to permit the Company: (i) to effect, amend or maintain any necessary registration of the Plan or the shares of Common Stock issuable pursuant to the Award under applicable securities laws; (ii) to take any action in order to (A) list such shares of Common Stock or other shares of stock of the Company on a stock exchange if shares of Common Stock or other shares of stock of the Company are not then listed on such exchange, or (B) comply with restrictions or regulations incident to the maintenance of a public market for its shares of Common Stock or other shares of stock of the Company, including any rules or regulations of any stock exchange on which the shares of Common Stock or other shares of stock of the Company are listed; (iii) to determine that such shares of Common Stock in the Plan are exempt from such registration or that no action of the kind referred to in (ii)(B) above needs to be taken; (iv) to comply with any other applicable law, including without limitation, securities and tax laws; or (v) to otherwise comply with any prohibition on such acts or payments during any applicable blackout period. Additionally, the granting, exercise, vesting or payment of an Award shall be postponed during any period that the Company or any Affiliate is prohibited from doing or permitting any of such acts under applicable law, including without limitation, during the course of an investigation of the Company or any Affiliate, or under any contract, loan agreement or covenant or other agreement to which the Company or any Affiliate is a party. The Company shall not be obligated by virtue of any terms and conditions of any Award Agreement or any provision of the Plan to recognize the grant, exercise, vesting or payment of an Award or to grant, sell or issue shares of Common Stock or make any such payments in violation of any law, including any securities or tax laws, or the laws of any government having jurisdiction thereof or any of the provisions hereof. Any such postponement shall not extend the term of the Award, and neither the Company nor its directors and officers nor the members of the Committee or the Board or any delegate thereof shall have any obligation or liability to any Participant or to any other person with respect to shares of Common Stock or payments as to which the Award shall lapse because of such postponement.

15.2         Except as provided in connection with a Material Business Event as described in Section 10 or Section 12.2, without the approval of the Company’s stockholders, neither the Board nor the Committee shall take any action to change or amend the terms of outstanding Awards to reduce the Exercise Price of outstanding Options or cancel Options in exchange for cash or other Awards or Options with an Exercise Price that is less than the Exercise Price of the original Options.

15.3         Nothing contained in this Plan, nor any Award granted pursuant to this Plan nor any Award Agreement, shall constitute or create any employment or other relationship, or confer upon any Participant any right to continued employment or service with the Company or any Subsidiary or Affiliate, nor interfere in any way with the right of the Company, a Subsidiary or an Affiliate to terminate the employment or service of any Participant at any time.

15.4         Nothing contained in this Plan, and no action taken pursuant to the provisions of the Plan, shall create or shall be construed to create a trust of any kind, or a fiduciary relationship between the Committee, the Company or its Subsidiaries or Affiliates, or their officers or other representatives or the Board, on the one hand, and the Participant, the Company, its Subsidiaries or Affiliates or any other person or entity, on the other. The Plan shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon any contractual obligations that may be created pursuant to this Plan.

15.5         For purposes of this Plan, a transfer of employment between the Company, its Subsidiaries and its Affiliates shall not be deemed a termination of employment.

15.6         The Company shall indemnify and hold harmless the members of the Committee, the Board, and any delegate thereof, from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of such person’s duties, responsibilities and obligations under the Plan, to the maximum extent permitted by applicable law.

15.7         Participants shall be responsible to make appropriate provision for all taxes required to be withheld in connection with any Award or the transfer of shares of Common Stock pursuant to this Plan. Such responsibility shall extend to all applicable Federal, state, local or foreign withholding taxes. The Company shall have the right to retain from the payment under an Award the number of shares of Common Stock or a portion of the value of such Award equal in value to the amount of any required withholdings.

15.8         In order to facilitate the making of any grant of an Award under this Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom, which special terms may be contained in an Appendix attached hereto. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

15.9         To the extent applicable to the type of Award, each Participant may designate a person or persons to receive in the event of his or her death, any Award or any amount payable pursuant thereto, to which he or she would then be entitled under the terms of the Plan. Such designation will be made upon forms supplied by and delivered to the Company and may be revoked in writing.

15.10         The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, to the extent permitted by the rules of the exchange on which the shares are listed or applicable law, and such arrangements may be either applicable generally or only in specific cases.

15.11         To the extent that Federal laws (such as the 1934 Act, the Code or the Employee Retirement Income Security Act of 1974) do not otherwise control, this Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware and shall be construed accordingly.

15.12         The duties and obligations of the Company, the Board, the Committee and each member thereof shall be determined only with reference to the Plan, and no implied duties or obligations shall be read into the Plan or any Award Agreement on the part of the Company, the Board, the Committee or any member thereof.

15.13         Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. Any such actions by the Board shall be subject to the applicable rules of the principal securities market on which shares of Common Stock are traded. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

16.          Compliance with Section 409A of the Code.

16.1         To the extent applicable, it is intended that this Plan and any Awards made hereunder comply with the provisions of Code Section 409A, so that the income inclusion provisions of Code Section 409A(a)(1) do not apply to the Participants. This Plan and any Awards made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Code Section 409A will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

16.2         Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Code Section 409A) payable under this Plan and Awards hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Code Section 409A, any deferred compensation (within the meaning of Code Section 409A) payable to a Participant or for a Participant’s benefit under this Plan and Awards hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its Subsidiaries.

16.3         If, at the time of a Participant’s separation from service (within the meaning of Code Section 409A), (i) the Participant will be a specified employee (within the meaning of Code Section 409A and using the identification methodology selected by the

Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Code Section 409A) the payment of which is required to be delayed pursuant to the six (6) month delay rule set forth in Code Section 409A in order to avoid taxes or penalties under Code Section 409A, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the fifth (5th) business day of the seventh (7th) month after such separation from service.

16.4         Notwithstanding any provision of this Plan and the Award Agreements hereunder to the contrary, in light of the uncertainty with respect to the proper application of Code Section 409A, the Company reserves the right to make amendments to this Plan and Awards hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Code Section 409A. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and Awards hereunder (including any taxes and penalties under Code Section 409A), and neither the Company nor any of its Affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

appendix a

GOAL CRITERIA

Performance Measure	General Definition
AATP Margin	AATP divided by Sales

Adjusted After-Tax Profit (AATP)	APTP minus book income taxes (reported tax rate applied to APTP). The measure may include or exclude income from discontinued operations, extraordinary items, changes in accounting principles, and restructuring expense

Adjusted Earnings Before Interest and Taxes (AEBIT)	EBIT excluding gain on asset sales

Adjusted Pre-Tax Profit (APTP)	Income before provision for income taxes plus interest expense plus implied interest on capitalized operating leases. The measure may include or exclude income from discontinued operations, extraordinary items, changes in accounting principles, and restructuring expense

Average Revenue Per User (ARPU)	Subscriber revenues divided by the weighted average number of handsets in commercial service

Capitalized Economic Profit	Economic Profit divided by a predetermined rate reflecting the cost of capital

Capitalized Entity Value	Sum of average invested capital in the business and the Capitalized Economic Profit

Capitalized Equity Value	Capitalized Entity Value minus total debt

Cashflow	Net cash provided by operating activities less net cash used for investing activities

Cashflow Return on Capital	Cashflow divided by average invested capital

Cashflow Return on Capitalized Entity/Equity Value	Cashflow divided by Capitalized Entity/Equity Value

Cashflow Return on Investment	The amount comprised of net income plus depreciation and amortization minus working capital expenditures, divided by the amount comprised of gross fixed assets plus net working capital excluding cash and debt

1

Performance Measure	General Definition
Change in Capital	Capital expenditures plus/minus change in operating working capital plus net proceeds from asset sales

Change in Operating Working Capital	GAAP cash flow of accounts receivable (including allowance for doubtful accounts), inventory, and accounts payable

Change in Price of Shares	Percentage increase in per-share price. This measure may be adjusted for change in capitalization (as described in the Plan).

Change in Working Capital	Increase or decrease in working capital

Churn	Measure of subscribers who leave during a given time period

Customer Satisfaction	Measure of subscriber perception of performance

Debt	Third-party debt recorded on the balance sheet. The measure may include or exclude lease obligations, accounts payable, and current or long-term accrued liabilities

Debt Leverage	Change in company’s debt leverage rates

Debt Reduction	Decrease in total debt from one period to another

Earnings Before Interest and Taxes (EBIT)	Earnings minus interest and taxes. The measure may include or exclude income from discontinued operations, extraordinary items, changes in accounting principles, and restructuring expense

Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)	Earnings minus interest, taxes, depreciation, and amortization. The measure may include or exclude income from discontinued operations, extraordinary items, changes in accounting principles, and restructuring expense

Earnings Per Share	Primary or fully diluted earnings per share. The measure may include or exclude income from discontinued operations, extraordinary items, changes in accounting principles, and restructuring expense

Economic Profit	AATP minus a charge for capital

Economic Value Added (EVA)	Net operating results with reduction for capital costs

Performance Measure	General Definition
Employee Engagement	Measure of employees’ satisfaction, commitment and engagement

Free Cash Flow	Cashflow available for distribution among securities holders

Market Capitalization	Value of the tradable shares of the Company

Market Share	Increase in percentage share of target market

Net income	Net income as reported in NII Holdings, Inc.’s annual financial statements or the books and records of its segments. The measure may include or exclude income from discontinued operations, extraordinary items, changes in accounting principles, and restructuring expense

Net Income Return on Capital	Net Income divided by average invested capital

Net Subscriber Additions	Number of new subscribers in a given period and/or market

OIBDA	Operating income before depreciation and amortization

OIBDA Margin	OIBDA divided by total operating revenues

Operating Expenses	Change in operational expenses

Operating Margin	Operating Profit divided by revenues

Operating Profit	Revenues less operating expenses (with or without reduction for taxes)

Operating Working Capital	Net accounts receivable plus inventory minus accounts payable

Personal Performance	Individualized measure of Participant’s performance

Return on Assets (ROA)	Net Income divided by average total assets

Return on Equity (ROE)	Net Income divided by average stockholders’ equity

Return on Gross Investment	Sum of Net Income plus depreciation divided by sum of average invested capital plus accumulated depreciation

Return on Invested Capital	Net Income of AATP divided by average invested capital

Performance Measure	General Definition
Return on Net Assets (RONA)	Net Income, APTP, or income before taxes, divided by average net assets

Sales	Net sales of products and service revenues

Sales Growth	Percentage change in Sales from year to year

Subscriber to Employee Ratio	Ratio of number of customers to number of employees

Subscriber Growth	Increase in number or ratio of subscribers on a gross or net basis

Total Enterprise Value	Market Capitalization plus debt

Total Return to Stockholders	Percentage change in stockholder value (stock price plus reinvested dividends)

Working Capital	Current assets minus current liabilities

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